EXHIBIT 99(b)


                                HECHINGER COMPANY
                          QUARTERLY RESULTS (UNAUDITED)
                                 (in thousands)

The following table sets forth summarized unaudited quarterly results for the fiscal periods ended September 27, 1997, February 1, 1997 and February 3, 1996:

QUARTER ENDED                                 MAY 3, 1997         AUG. 2, 1997       SEPT. 27, 1997
----------------------------------------------------------------------------------------------------
Net sales                                  $      507,981      $      591,626      $       261,284
Gross profit                                      102,651             113,855               17,127
Income tax expense                                      -                 -                  1,267
Net earnings/(loss)                               (13,544)            (40,567)            (151,900)

QUARTER ENDED                                 MAY 4, 1996         AUG. 3, 1996         NOV. 2, 1996         FEB. 1, 1997
-------------------------------------------------------------------------------------------------------------------------
Net sales                                  $      561,317      $      665,902        $     533,276         $   438,572
Gross profit                                      115,845             139,564              109,006              90,794
Income tax expense                                    -                   -                    -                   -
Net earnings/(loss)                                (5,990)             12,215               (9,965)            (21,337)

QUARTER ENDED                              APRIL 29, 1995        JULY 29, 1995        OCT. 28, 1995         FEB. 3, 1996
-------------------------------------------------------------------------------------------------------------------------
Net sales                                  $      553,174      $      648,649       $      549,189         $   501,768
Gross profit                                      119,548             138,531              103,949              93,904
Income tax expense/(benefit)                          686               5,368               (3,762)             (5,292)
Net earnings/(loss)                                 1,167               9,139               (6,406)            (81,536)

Note: Final LIFO valuation and inventory acquisition cost adjustments impacted the 8-week period ended September 27, 1997, and the fourth quarters of 1996 and 1995. In the second quarter of 1997, the Company recorded a charge of $31.8 million for the closing of seven stores in the Detroit market. In the 8-week period ended September 27, 1997, the Company recorded a charge of $42.7 million related to store closings, a non-cash charge of $29.3 million related to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of", a charge of $29.1 million related to costs incurred in connection with its acquisition by Centers Holdings, Inc., and inventory adjustments aggregating approximately $26 million resulting from shrink, LIFO reserve charges, discontinued inventory and other inventory valuation adjustments. All quarters presented were 13 weeks except for the quarter ended September 27, 1997, which was 8 weeks, and the quarter ended February 3, 1996, which was 14 weeks. (See Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations)